Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 1, 2017, included in the Proxy Statement of Aviragen Therapeutics, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Aviragen Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 12, 2017